Item 77E - Deutsche Institutional Funds
(formerly DWS Institutional Funds)
On December 7, 2010, Deutsche Institutional Funds
(formerly DWS Institutional Funds) (the "Trust")
was named as a defendant in the First Amended
Complaint filed by the Official Committee of
Unsecured Creditors in the U.S. Bankruptcy Court
for the District of Delaware in the lawsuit styled
Official Committee of Unsecured Creditors of
Tribune Company, et al., v. Fitzsimons et al. (the
"Lawsuit").  The Lawsuit arises out of a leveraged
buyout transaction ("LBO") in 2007 by which loans
were made to the Tribune Company to fund the
LBO and shares of the Tribune Company held by
shareholders were tendered for or were converted to
a right to receive cash.  Following the completion of
the LBO in 2007, the Tribune Company filed for
bankruptcy.  The Lawsuit seeks to recover all
payments made to the shareholders in the LBO.
The Lawsuit has been consolidated in a multi-
district litigation in the United States District Court
for the Southern District of New York, case no. 12-
MC-2296.  At the outset of the Lawsuit, the Court
issued a scheduling order which stayed all
substantive proceedings in the Lawsuit until after
the decision on motions to dismiss based on certain
defenses common to the defendants filed in related
cases.  On September 23, 2013, the District Court
entered an order granting the defendants' motion to
dismiss in those related cases due to the pendency
of the Lawsuit seeking recoveries on similar
grounds, and the plaintiffs in the related cases have
appealed that order to the United States Court of
Appeals for the Second Circuit.  Oral arguments
were held in November 2014. On March 29, 2015,
the Second Circuit, in a unanimous opinion,
affirmed the District Court's dismissal of the related
cases.  The plaintiffs in the related cases
subsequently filed a petition for rehearing, which
the Second Circuit denied on July 22, 2016.  On
September 9, 2016, the plaintiffs filed a petition for
a writ of certiorari of the Second Circuit's decision
in the U.S. Supreme Court.  The writ petition has
been fully briefed. Accordingly, the Lawsuit will
continue to seek recovery of all amounts that the
Trust received on a theory of intentional fraudulent
conveyance.  On April 25, 2014, the District Court
entered an order governing the upcoming stage of
the Lawsuit, which directed Ropes & Gray, as
Liaison Counsel to the Shareholder Defendants, to
file a global motion to dismiss (the "Global Motion
to Dismiss") the Lawsuit on behalf of all
shareholder defendants named in Exhibit A to the
current Fifth Amended Complaint (including the
Trust).  The Global Motion to Dismiss was filed on
May 23, 2014.  On January 9, 2017, the District
Court granted the Global Motion to Dismiss,
dismissing the only claim asserted against the
shareholder defendants named in the Lawsuit, and
denied the plaintiff's request for leave to amend the
Complaint.  On February 1, 2017, the plaintiff filed
a letter addressed to the District Court requesting
certification for appeal, pursuant to Federal Rule of
Civil Procedure 54(b), of the court's decision
granting the shareholder defendants' Global Motion
to Dismiss.  On February 23, 2017, the MDL Court
issued an order indicating that the District Court
intended to grant that request only after ruling on
other pending motions to dismiss addressing
separate claims in the same complaint, which
currently remain unresolved.  On July 18, 2017, the
plaintiff filed another letter addressed to the District
Court requesting leave to file a motion requesting
(i) to file a sixth amended complaint in the
FitzSimons case adding a constructive fraudulent
conveyance claim based on a potential change in the
governing legal standard, and (ii) to reverse the
plaintiff's prior request for entry of judgment
pursuant to Federal Rule of Civil Procedure 54(b).
On July 28, 2017, Ropes & Gray, as Liaison
Counsel for the Executive Committee of Exhibit A
Shareholder Defendants in FitzSimons, and several
other defendants filed letters addressed to the
District Court opposing the relief requested in the
plaintiff's second letter.  On August 4, 2017, the
plaintiff filed a reply letter reiterating his request to
file a motion to amend.   On August 14, 2017, the
District Court issued an order denying the plaintiff's request to file a sixth amended complaint at this time, without prejudice to renewal in the event of a potential intervening change in the governing law of the Second Circuit as a result of any decision by the Supreme Court in the pending appeal of FTI
Consulting, Inc. v. Merit Management Group, LP,
830 F.3d 690 (7th Cir. 2016), scheduled to be heard this term. Management is currently assessing the Lawsuit and has not yet determined the effect, if any, on any series of the Trust.